UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2017

APTEVO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37746	81-1567056
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue, Suite 1050 Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01  Entry into a Material Definitive Agreement.

On September 28, 2017 Aptevo Therapeutics Inc. (“ATI”), and certain subsidiaries entered into Amendment No. 2 to Credit and Security Agreement (the “Amendment”), amending certain terms of its credit agreement with certain lenders and with Midcap Financial Trust as agent for such lenders. The amendment was entered into in order to permit the sale under the LLC purchase agreement described under Item 2.02 below and to reflect changes in the remaining business as a result of such sale.

Pursuant to the Amendment, the agent and the lenders consented to the LLC purchase agreement and the consummation of the sale transaction, released the agent’s liens on the assets transferred to Venus BioTherapeutics Sub LLC (“Venus”) prior to the sale, and agreed that no prepayment of the term loans under the credit agreement would be required as a result the sale.

As part of the Amendment, the agent and the lenders agreed that: (i) the commitments of the lenders to make the remaining $15 million tranche of loans under the credit agreement were terminated, (ii) the covenant levels set forth in the minimum net commercial product revenue covenant were revised, (iii) a new covenant requiring ATI to maintain minimum unrestricted cash balances was added to the credit agreement, and (iv) the date on which the term loans begin to amortize will be extended to February 1, 2019 if ATI achieves net commercial product revenues of $16 million for the twelve month period ending June 30, 2018 and maintains such level of net commercial product revenues for each quarter prior to February 1, 2019 thereafter.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01  Completion of Acquisition or Disposition of Assets.

On August 31, 2017, ATI, Aptevo BioTherapeutics LLC (“Aptevo BioT”), a wholly owned subsidiary of ATI, and Venus, a wholly owned subsidiary of Aptevo BioT (collectively, the “Company”), entered into an LLC purchase agreement with Saol International Limited (“Saol”).

On September 28, 2017, pursuant to the terms of the LLC purchase agreement, Saol completed the acquisition of all of the equity interests in Venus BioTherapeutics Sub LLC.  As a result of the acquisition, Saol acquired the three hyperimmune products marketed by the Company:  WinRho® SDF for autoimmune platelet disorder and hemolytic disease of the newborn; HepaGam B® for the prevention of Hepatitis B following liver transplantation and for treatment following hepatitis B exposure; and VARIZIG® for treatment following exposure to varicella zoster virus for individuals with compromised immune systems (the “Hyperimmune Products”).  At the closing of the acquisition, Saol paid to ATI an amount equal to $65 million, of which Saol deposited $3.25 million in an escrow account for the purposes of satisfying any indemnification claims brought by Saol pursuant to the LLC purchase agreement. In addition, Aptevo BioT may receive (1) an additional potential milestone payment totaling up to $7.5 million related to the achievement of certain gross profit milestones and (2) up to $2.0 million related to collection of certain accounts receivable after the closing.

The LLC purchase agreement will be filed with the Securities and Exchange Commission as an exhibit to ATI’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2017, and the foregoing description of certain terms of the LLC purchase agreement is qualified in its entirety by reference to the full text of the LLC purchase agreement.

ATI’s unaudited pro forma condensed consolidated financial statements giving effect to the sale of the Hyperimmune Products are filed as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits.

(b)Pro Forma Financial Statements

The pro forma financial information required to be filed under this Item 9.01(b) is attached hereto as Exhibit 99.1.

(d)Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to Credit and Security Agreement dated September 28, 2017. (filed herewith).
99.1	Pro forma condensed consolidated financial information. (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date: September 29, 2017	By:	/s/ Shawnte Mitchell
Shawnte Mitchell, Secretary, Vice President and General Counsel